Exhibit 99.1

For Immediate Release

Contact: Scott Howat

Director of Corporate Communications

Affinia Group Inc.

(734) 827-5421

AFFINIA REPORTS IMPROVED SALES AND PROFITABILITY FOR

THE FIRST QUARTER OF 2010

Company to Hold Conference Call on May 7, 2010

ANN ARBOR, MICHIGAN, May 6, 2010 – Affinia Group Inc., an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported its financial results for the first quarter ended March 31, 2010.

First Quarter

Net sales increased by 9.9% to $443 million for the quarter, compared to $403 million for the same period in 2009. Of the $40 million increase in sales, $23 million was a result of a weaker U.S. Dollar in the first quarter of 2010, as compared with the first quarter of 2009. Sales in Commercial Distribution South America products and Filtration products increased by $36 million and $13 million, respectively, offset by a decrease of $9 million in Brake North America and Asia products and Brake South America sales. In the first quarter of 2010 the Venezuelan government devalued its currency. The impact on the Company’s sales as a result of this devaluation was a decrease of $9 million.

Gross profit for the quarter increased to $90 million compared with $77 million in the first quarter of 2009. Gross profit margin improved to 20% in the first quarter of 2010 as compared with 19% in the same period in 2009. The improvement in gross margin was due to an increase in sales volume, on-going effects of the comprehensive restructuring program and favorable currency effects.

Selling, general and administrative expenses were $67 million for the quarter, an increase of $11 million compared with the same period in 2009. The increase was partially due to workers compensation and general liability expenses that were adjusted in the first quarter of 2009 based on historical experience. These adjustments resulted in $4 million of lower costs in the first quarter of 2009 compared with the same period in 2010. Additionally, restructuring expenses were $2 million higher in the first quarter of 2010. Other factors related to the increase in selling, general and administrative expense in the first quarter were higher commission expenses associated with the increase in sales along with currency effects.

Affinia’s net income from continuing operations in the first quarter of 2010 was $6 million, a $2 million improvement over the same period in the prior year. The $2 million improvement in net income from continuing operations was primarily due to an improvement in operating profit. Further adjusted for discontinued operations and noncontrolling interest, net income attributable to the Company was $6 million compared with $4 million in the first quarter of 2009.

(Dollars in Millions):

	Consolidated Three Months Ended March 31, 2009	Consolidated Three Months Ended March 31, 2010	Dollar Change	Percent Change
Net Sales	403	443	40	10%
Cost of sales (1)	(326)	(353)	27	8%

Gross profit	77	90	13	17%
Gross margin	19%	20%
Selling, general and administrative expenses (2)	(56)	(67)	11	20%
Selling, general and administrative expenses as a percent of sales	14%	15%

Operating profit (loss)
On and Off-highway segment	29	34	5	17%
Brake South America segment	—	(1)	(1)	NM
Corporate, eliminations and other	(8)	(10)	(2)	-25%

Operating profit	21	23	2	10%
Operating margin	5%	5%
Other income, net	—	1	1	NM
Interest expense	(14)	(16)	2	14%

Income from continuing operations, before income tax provision, equity in income and noncontrolling interest	7	8	1	14%
Income tax provision	(3)	(2)	1	33%

Net income from continuing operations	4	6	2	50%
Income (loss) from discontinued operations, net of tax	(1)	2	3	NM

Net income	3	8	5	167%
Less: net income (loss) attributable to noncontrolling interest, net of tax	(1)	2	3	300%

Net income attributable to the Company	$4	$6	$2	50%

(1)	No restructuring costs were recorded in cost of sales in the first quarter of 2009 and $1 million was recorded in 2010.
(2)	$1 million and $3 million of restructuring costs were recorded in selling, general and administrative expenses for the first quarter of 2009 and 2010, respectively.
NM	(Not Meaningful)

“Given the significant international footprint of our company, currency movement will always have an impact on financial results. We are very pleased however, that adjusted for currency we are seeing improvements in our sales. Although we will always focus on our cost structure, as our comprehensive restructuring program comes to an end we are now shifting our focus on growing our business both in North America and in the rest of the world,” stated Tom Madden, Affinia’s Senior VP and Chief Financial Officer.

Total debt outstanding as of March 31, 2010 was $619 million, compared with $622 million at quarter end March 31, 2009. As of March 31, 2010, the Company had $45 million of cash and cash equivalents, a $20 million reduction in cash compared with the end of 2009. Cash from operations resulted in a use of cash of $39 million for the quarter compared to a use of cash of $29 million in the same period in 2009. The $10 million deterioration in year-over-year cash flow was due to an increase in inventory in the first quarter of 2010. Inventory builds, due primarily to an increase in sales, resulted in a use of cash of $21 million compared to a source of cash of $15 million in the same period of 2009. The $36 million year-over-year increase in the use of cash attributable to inventory was offset by a $16 million improvement in cash flow attributable to a change in current operating assets and a $17 million improvement in the change to current operating liabilities. No financial maintenance covenants exist under the Company’s refinanced capital structure and the Company remained in compliance with all debt covenants at March 31, 2010.

Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Friday, May 7, 2010 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial 1-866-551-3680 within the United States and Canada or 1-212-401-6760 for international callers and reference conference ID 7721944#. A replay of the call will be available shortly after the live conference ends.

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $1.8 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this news release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this report. Such risks, uncertainties and other important factors include, among others: the impact of the recent turmoil in the financial markets on the availability and cost of credit; financial viability of key customers and key suppliers; our substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; pricing and import pressures; the shift in demand from premium to economy products; our dependence on our largest customers; changing distribution channels; increasing costs for manufactured components, raw materials, crude oil and energy; our ability to achieve cost savings from our restructuring; increased costs in imported products from low cost sources; the consolidation of distributors; risks associated with our non-U.S. operations; product liability and customer warranty and recall claims; changes to environmental and automotive safety regulations; risk of impairment to intangibles and goodwill; non-performance by, or insolvency of, our suppliers or our customers; work stoppages or similar difficulties that could significantly disrupt our operations, and other labor disputes; challenges to our intellectual property portfolio; changes in accounting standards that impact our financial statements; difficulties in developing, maintaining or upgrading information technology systems; the adequacy of our capital resources for future acquisitions; our ability to successfully combine our operations with any businesses we have acquired or may acquire; effective tax rates and timing and amounts of tax payments; and our exposure to a recession. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements apply only as of the date of this news release and the Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after such date.

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